FOR IMMEDIATE RELEASE

American Realty Capital – Retail Centers of America, Inc.
Acquires Tiffany Springs MarketCenter

Tiffany Springs MarketCenter Acquisition Brings Total Portfolio to Over $107 Million

New York, New York, October 1, 2013 – American Realty Capital – Retail Centers of America, Inc. (“ARC Retail”) announced today that it closed its acquisition of the Tiffany Springs MarketCenter, located in Kansas City, Missouri, on September 26, 2013, for a contract price of $53.5 million, exclusive of closing costs. The purchase of the Tiffany Springs MarketCenter represents ARC Retail’s third acquisition of a retail power center with multiple credit tenants. ARC Retail’s portfolio now exceeds $107 million in purchased assets.

“ARC Retail’s acquisition of Tiffany Springs MarketCenter, our third property, remains consistent with our sector specific investment focus of buying attractive power centers and lifestyle properties in the United States. We continue to accelerate the momentum from previous acquisitions, always looking for opportunities to buy well-positioned centers, in growth markets with a strong tenant base, ” said Nicholas S. Schorsch, ARC Retail’s Chairman and Chief Executive Officer. Mr. Schorsch explained, “We continue to take advantage of attractive big-box investment opportunities while increasing our geographic and tenant diversity.”

The Tiffany Springs MarketCenter contains approximately 240,000 rentable square feet and is 88% leased to 29 tenants. Three tenants, Best Buy (NYSE: BBY), The Sports Authority and PetSmart (NASDAQ: PETM), represent 48% of the annualized rental income of the property and are rated by major credit rating agencies.

The lease to Best Buy contains approximately 46,000 rentable square feet and has a 10-year lease term which expires in January 2019.  The lease to The Sports Authority contains approximately 42,000 rentable square feet and has a 10-year lease term which expires in January 2019.  The lease to PetSmart contains approximately 25,000 rentable square feet and has a 10-year lease term which expires in July 2018.

About ARC Retail

ARC Retail is a publicly registered, non-traded real estate investment trust (“REIT”) which qualified as a REIT for tax purposes in the taxable year ended December 31, 2012. For more information about ARC Retail, please visit our website at www.retailcentersofamerica.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DDCworks	American Realty Capital - Retail Centers of America, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)